EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The M.A. Hanna Company Long-Term Incentive Plan of our report dated February 26, 2007 with respect to the consolidated financial statements and schedule of PolyOne Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, and our report dated February 26, 2007 on PolyOne Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PolyOne Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Cleveland, Ohio
February 26, 2007